Exhibit 10.2

21 November 2013

Oriana Technologies Inc.

550 Chemin du Golf Suite 202,

lle des Soeurs Quebec, H2E 1A8

Dear Mr. Richard Groome

SELECT-TV AND ORIANA TECHNOLOGIES LICENSEE AGREEMENT

With reference to the above, the licensee agreement signed between Select-TV and Oriana Technologies on October 1, 2012 stipulates that upon failure to achieve the volume targets set through August 2013 followed by a six-month remedy period through February 2014, Select-TV has the right to terminate the licensee’s exclusivity for the Americas region.

Based upon the excellent progress that Oriana has made toward securing substantial business contracts, Select-TV hereby agrees to push back the milestone dates for achieving the volumes laid out in the Terms and Targets section of the licensee agreement by one full year, such that the volume previously agreed for August 2013 shall now apply to August 2014 and so on, as indicated below. The six month remedy period shall also continue to apply for each year’s volume targets as before. However, in the event that Oriana fails to secure additional investment funding, or at a minimum a binding commitment for additional investment funding, by the end of February, 2014, Select-TV shall have the right to terminate the agreement.

We continue to look forward to success in our partnership.

Yours truly,

/s/ CSGoh
CSGoh
Chief Executive Officer

Year	Original Target STB units	Original Milestone Date	New Target STB Units	New Milestone Date
One	10,000	August 2013	10,000	August 2014
Two	12,000	August 2014	15,000	August 2015
Three	12,000	August 2015	15,000	August 2016
Four	12,000	August 2016	15,000	August 2017
Five	12,000	August 2017	15,000	August 2018